EXECUTION VERSION

Exhibit 4.3

Meredith Corporation

$50,000,000 6.70% Senior Notes, Series L, due July 13, 2013
$25,000,000 7.19% Senior Notes, Series M, due July 13, 2014

______________

Note Purchase Agreement

_____________

Dated as of July 13, 2009

A/73051641.7/0718998-0000340837

SECTION 1.AUTHORIZATION OF NOTES

SECTION 2.SALE AND PURCHASE OF NOTES

SECTION 3.CLOSING

SECTION 4.CONDITIONS TO CLOSING

Section 4.1	Representations and Warranties

Section 4.2	Performance; No Default

Section 4.3	Compliance Certificates

Section 4.4	Opinions of Counsel

Section 4.5	Purchase Permitted By Applicable Law, Etc

Section 4.6	Sale of Other Notes

Section 4.7	Payment of Special Counsel Fees

Section 4.8	Private Placement Number

Section 4.9	Changes in Corporate Structure

Section 4.10	Amendment of 2008 Note Purchase Agreement

Section 4.11	Funding Instructions

Section 4.12	Proceedings and Documents

SECTION 5.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Organization; Power and Authority

Section 5.2	Authorization, Etc

Section 5.3	Disclosure

Section 5.4	Organization and Ownership of Shares of Subsidiaries; Affiliates

Section 5.5	Financial Statements

Section 5.6	Compliance with Laws, Other Instruments, Etc

Section 5.7	Governmental Authorizations, Etc

Section 5.8	Litigation; Observance of Agreements, Statutes and Orders

Section 5.9	Taxes

Section 5.10	Title to Property; Leases

Section 5.11	Licenses, Permits, Etc

Section 5.12	Compliance with ERISA

Section 5.13	Private Offering by the Company

Section 5.14	Use of Proceeds; Margin Regulations

Section 5.15	Existing Debt; Future Liens

Section 5.16	Foreign Assets Control Regulations, Etc

Section 5.17	Status under Certain Statutes

Section 5.18	Notes Rank Pari Passu

Section 5.19	Environmental Matters

SECTION 6.REPRESENTATIONS OF THE PURCHASER

Section 6.1	Purchase for Investment

Section 6.2	Source of Funds

SECTION 7.INFORMATION AS TO THE COMPANY

Section 7.1	Financial and Business Information

Section 7.2	Officer’s Certificate

Section 7.3	Visitation

SECTION 8.PAYMENT AND PREPAYMENT OF THE NOTES

Section 8.1	Required Payment

Section 8.2	Optional Prepayments with Make-Whole Amount

Section 8.3	Change in Control

Section 8.4	Allocation of Partial Prepayments

Section 8.5	Maturity; Surrender, Etc

Section 8.6	Purchase of Notes

Section 8.7	Make-Whole Amount

SECTION 9.AFFIRMATIVE COVENANTS

Section 9.1	Compliance with Law

Section 9.2	Insurance

Section 9.3	Maintenance of Properties

Section 9.4	Payment of Taxes and Claims

Section 9.5	Corporate Existence, Etc

Section 9.6	Notes to Rank Pari Passu

Section 9.7	Books and Records

Section 9.8	Guaranty by Subsidiaries; Liens

Section 9.9	Intercreditor Agreement

SECTION 10.NEGATIVE COVENANTS

Section 10.1	Transactions with Affiliates

Section 10.2	Interest Coverage Ratio

Section 10.3	Limitations on Debt

Section 10.4	Liens

Section 10.5	Mergers, Consolidations and Sales of Assets

Section 10.6	Limitation on Sale-and-Leaseback Transactions

Section 10.7	Termination of Pension Plans

Section 10.8	Nature of Business

Section 10.9	Terrorism Sanctions Regulations

SECTION 11.EVENTS OF DEFAULT

SECTION 12.REMEDIES ON DEFAULT, ETC

Section 12.1	Acceleration

Section 12.2	Other Remedies

Section 12.3	Rescission

Section 12.4	No Waivers or Election of Remedies, Expenses, Etc

SECTION 13.REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

Section 13.1	Registration of Notes

Section 13.2	Transfer and Exchange of Notes

Section 13.3	Replacement of Notes

SECTION 14.PAYMENTS ON NOTES

Section 14.1	Place of Payment

Section 14.2	Home Office Payment

SECTION 15.EXPENSES, ETC

Section 15.1	Transaction Expenses

Section 15.2	Survival

SECTION 16.SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

SECTION 17.AMENDMENT AND WAIVER

Section 17.1	Requirements

Section 17.2	Solicitation of Holders of Notes

Section 17.3	Binding Effect, etc

Section 17.4	Notes Held by Company, etc

SECTION 18.NOTICES

SECTION 19.REPRODUCTION OF DOCUMENTS

SECTION 20.CONFIDENTIAL INFORMATION

SECTION 21.SUBSTITUTION OF PURCHASER

SECTION 22.MISCELLANEOUS

Section 22.1	Successors and Assigns

Section 22.2	Payments Due on Non-Business Days

Section 22.3	Accounting Terms

Section 22.4	Severability

Section 22.5	Construction, etc

Section 22.6	Counterparts

Section 22.7	Governing Law

Section 22.8	Jurisdiction and Process; Waiver of Jury Trial

SCHEDULES AND EXHIBITS

Schedule A                                    Information Relating to Purchasers

* Schedule B                                         Defined Terms

Schedule 5.3              Disclosure Materials

Schedule 5.4                                          Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5                                          Financial Statements

Schedule 5.14                                        Use of Proceeds

Schedule 5.15                                        Existing Debt

* Exhibit 1-A	Form of 6.70% Senior Note, Series L, due July 13, 2013

* Exhibit 1-B	Form of 7.19% Senior Note, Series M, due July 13, 2014

Exhibit 4.4(a)	Form of Opinion of Special Counsel for the Company

Exhibit 4.4(b)	Form of Opinion of General Counsel for the Company

Exhibit 4.4(c)	Form of Opinion of Special Counsel for the Purchasers

Material Schedules and Exhibits (those marked with *) are included in this filing

MEREDITH CORPORATION
1716 Locust Street
Des Moines, Iowa 50309

$50,000,000 6.70% Senior Notes, Series L, due July 13, 2013
$25,000,000 7.19% Senior Notes, Series M, due July 13, 2014

Dated as of July 13, 2009

To Each of the Purchasers listed in
Schedule A hereto:

Ladies and Gentlemen:

Meredith Corporation, an Iowa corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.	AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of

(a) $50,000,000 aggregate principal amount of its 6.70% Senior Notes, Series L, due July 13, 2013 (the “Series L Notes”, such term to include any such notes issued in substitution therefore pursuant to Section 13); and

(b) $25,000,000 aggregate principal amount of its 7.19% Senior Notes, Series M, due July 13, 2014 (the “Series M Notes”, such term to include any such notes issued in substitution therefore pursuant to Section 13).

The term “Notes” as used in this Agreement shall include, collectively, the Series L Notes and Series M Notes.  The Series L Notes and Series M Notes shall be substantially in the respective forms set forth in Exhibits 1-A and 1-B in each case with such changes therefrom, if any, as may be approved by the Purchasers and the Company.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and of the Series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount and of the Series thereof.  The Purchasers’ obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York at 10:00 a.m. at a closing (the “Closing”) on July 13, 2009 or on such other Business Day thereafter on or prior to July 28, 2009 as may be agreed upon by the Company and the Purchasers.  At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 0289646226 at Wells Fargo Bank N.A., San Francisco, CA, USA ABA #121000248.  If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1 Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2 Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3 Compliance Certificates.

(a) Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

Section 4.4 Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Sidley Austin LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and (b) from John S. Zieser, Esq., Chief Development Officer, General Counsel and Secretary of the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (c) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5 Purchase Permitted By Applicable Law, Etc.

On the date of the Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6 Sale of Other Notes.

Contemporaneously with the Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7 Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8 Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of the Notes.

Section 4.9 Changes in Corporate Structure.

The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation, or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10 Amendment of 2008 Note Purchase Agreement.

The Company shall have delivered to the Purchasers’ special counsel on or before the date of the Closing a fully executed copy of Amendment No. 1 to the 2008 Note Purchase Agreement certified by a Responsible Officer as being true, correct and complete.

Section 4.11 Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions, signed by a Responsible Officer on letterhead of the Company confirming the information specified in the second sentence of Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.12 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1 Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2 Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure.

This Agreement, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5, in each case, delivered to the Purchasers prior to July 13, 2009 (this Agreement and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, it being understood that no representation or warranty is made with respect to the projections included therein other than that they are based on assumptions and calculated in a manner the Company believed and believes as of the date thereof and hereof to be reasonable.  Except as disclosed in the Disclosure Documents, since March 31, 2009, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge and belief of senior management of the Company, there is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii)  of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5 Financial Statements.

The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6 Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7 Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.  The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended June 30, 2004.

Section 5.10 Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11 Licenses, Permits, Etc.

(a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others which could reasonably be expected to have a Material Adverse Effect.

(b) To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person which infringement could reasonably be expected to have a Material Adverse Effect.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries which violation could reasonably be expected to have a Material Adverse Effect.

Section 5.12 Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of non-compliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to the Pension Funding Rules or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $1,000,000 in the case of any single Plan and by more than $1,000,000 in the aggregate for all Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material or has otherwise been disclosed in footnote 7 of the Company’s most recent audited financial statements.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) Neither the Company nor any Subsidiary maintains any Non-U.S. Pension Plan.

Section 5.13 Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than two other Institutional Investors (as defined in clause (c) of the definition of such term), each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14 Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5.0% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5.0% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15 Existing Debt; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of June 30, 2009 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty therefor, if any), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries, except to the extent described in such schedule.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any such Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company, except as specifically indicated in Schedule 5.15.

Section 5.16 Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17 Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18 Notes Rank Pari Passu.

The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other senior unsecured Debt (actual or contingent) of the Company, including, without limitation, all senior unsecured Debt of the Company described in Schedule 5.15 hereto.

Section 5.19 Environmental Matters.

(a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.	REPRESENTATIONS OF THE PURCHASER.

Section 6.1 Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2 Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (as further defined in Schedule B, “PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan (within the meaning of ERISA) or plan (within the meaning of section 4975 of the Code), other than an employee benefit plan or plan exempt from the coverage of ERISA and section 4975 of the Code.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	INFORMATION AS TO THE COMPANY.

Section 7.1 Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements - within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report of Form 10-Q (the “Form 10-Q”) with the SEC) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(1) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(2) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.meredith.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements - within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC) after the end of each fiscal year of the Company, duplicate copies of:

(1) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(2) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

(A)           an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B)           a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant’s certificate described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver, concurrently with such Electronic Delivery, the Accountants’ Certificate;

(c) SEC and Other Reports - promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default - promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters - promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(1) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(2) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(3) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA, the Pension Funding Rules, or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2 Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2 through Section 10.6 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default - a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3 Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing, but not more frequently than twice in any twelve month period; and

(b) Default - if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1 Required Payment.

(a) Series L Notes.  The Series L Notes shall not be subject to scheduled principal prepayments.  The entire unpaid principal amount of the Series L Notes shall be paid by the Company on July 13, 2013 at par, together with accrued interest thereon, but without payment of the Make-Whole Amount or any premium.

(b) Series M Notes.  The Series M Notes shall not be subject to scheduled principal prepayments.  The entire unpaid principal amount of the Series M Notes shall be paid by the Company on July 13, 2014 at par, together with accrued interest thereon, but without payment of the Make-Whole Amount or any premium.

Section 8.2 Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes (if no Event of Default then exists) or the Notes without regard to Series (if an Event of Default then exists), in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding (or the entire outstanding amount of any Series being prepaid in full if such amount is less than 10% of the aggregate principal amount of the Notes then outstanding) in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount and the Series of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of the Series to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3 Change in Control.

(a) Notice of Change in Control or Control Event.  The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.3.  If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the Notes, on a pro rata basis in respect of all Notes of all Series outstanding at such time, as described in subparagraph (c) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.3.

(b) Condition to Company Action.  The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay the Notes, on a pro rata basis in respect of all Notes of all Series outstanding at such time, as described in subparagraph (c) of this Section 8.3, accompanied by the certificate described in subparagraph (g) of this Section 8.3, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.

(c) Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes of each Series held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 120 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(d) Acceptance.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section shall be deemed to constitute a rejection of such offer by such holder.

(e) Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment.  The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.3.

(f) Deferral Pending Change in Control.  The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.3 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.  In the event that such Change in Control has not occurred on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change in Control occurs.  The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).

(g) Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount and Series of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h) Certain Definitions.  “Change in Control” shall be deemed to have occurred if any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing), other than members of the Meredith Family,

(1)           become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company’s Voting Stock, or

(2)           acquire after the date of the Closing (x) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (y) all or substantially all of the properties and assets of the Company.

“Control Event” means:

(i)           the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii)           the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii)           the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

All calculations contemplated in this Section 8.3 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

Section 8.4 Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all such Notes being prepaid at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  All partial prepayments made pursuant to Section 8.3 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.5 Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6 Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 days.  If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 15 days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7 Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note of such Series over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note of any Series, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note of any Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Series of the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note of any Series, the sum of (a) 0.50% per annum plus (b) the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield will be determined, if necessary, by (1) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal of any Series of Notes, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series of Notes, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes of such Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1 Compliance with Law.

Without limiting Section 10.9, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act, and applicable laws in respect of Non-U.S. Pension Plans and all Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2 Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3 Maintenance of Properties.

The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4 Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5 Corporate Existence, Etc.

Subject to Section 10.5, the Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Section 10.5, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.6 Notes to Rank Pari Passu.

The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Debt (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Company.

Section 9.7 Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 9.8 Guaranty by Subsidiaries; Liens.

(a) If at any time, pursuant to the terms and conditions of any Major Credit Facility, any existing or newly acquired or formed Subsidiary of the Company becomes obligated as a guarantor or obligor under such Major Credit Facility, the Company will, at its sole cost and expense, cause such Subsidiary to, prior to or concurrently therewith, become a Guarantor in respect of this Agreement and the Notes and deliver to each of the holders of the Notes the following items:

(1) an executed guaranty in form and substance reasonably satisfactory to the Required Holders;

(2) such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such guaranty;

(3) an opinion letter of counsel to such Subsidiary in form and substance reasonably satisfactory to the Required Holders which shall include, without limitation, opinions to the effect, subject to customary assumptions, qualifications and exceptions, that (x) such guaranty has been duly authorized, executed and delivered by such Subsidiary, (y) such guaranty constitutes the legal, valid and binding contract and agreement of such Subsidiary, enforceable in accordance with its terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles) and (z) the execution, delivery and performance by such Subsidiary of such guaranty do not (A) violate any law, rule or regulation applicable to such Subsidiary, or (B) (1) require the creation or imposition of any Lien not permitted by Section 10.4 or (2) conflict with or result in any breach of any of the provisions of or constitute a default under (I) the provisions of the charter, bylaws, certificate of formation, operating agreement or other constitutive documents of such Subsidiary, or (II) any material agreement or other instrument to which such Subsidiary is a party or by which such Subsidiary may be bound; and

(4) such other certificates, resolutions, opinions, documents and instruments as may be reasonably requested by the Required Holders to give effect to the undertaking of such Subsidiary becoming a Guarantor.

(b) If at any time, pursuant to the terms and conditions of any Major Credit Facility, any Guarantor is discharged and released from its Guaranty of Debt under such Major Credit Facility and (i) such Guarantor is not a co-obligor under such Major Credit Facility and (ii) the Company will have delivered to each holder of Notes an Officer’s Certificate certifying that (x) the condition specified in clause (i) above has been satisfied and (y) immediately preceding the release of such Guarantor from its Guaranty of the Debt under this Agreement and the Notes and after giving effect thereto, no Default or Event of Default will have existed or would exist, then, upon receipt by the holders of Notes of such Officer’s Certificate, such Guarantor will be discharged and released, automatically and without the need for any further action, from its obligations under its Guaranty of the Debt under this Agreement and the Notes; provided that, if in connection with any release of a Guarantor from its Guaranty of Debt under such Major Credit Facility any fee or other consideration (excluding, for the avoidance of doubt, any repayment of the principal or interest or payment of any pre-existing prepayment or similar repayment fee under such Major Credit Facility in connection with such release) is paid or given to any holder of Debt under such Major Credit Facility in connection with such release, each holder of a Note shall receive equivalent consideration on a pro rata basis (determined, in respect of revolving credit facilities, based upon the commitment in effect thereunder rather than amounts outstanding thereunder) in connection with such Guarantor’s release from its Guaranty of the Debt under this Agreement and the Notes.  Without limiting the foregoing, for purposes of further assurance, each of the holders of the Notes agrees to provide to the Company and such Guarantor, if reasonably requested by the Company or such Guarantor and at the Company’s expense, written evidence of such discharge and release signed by such holder.

(c) If at any time, pursuant to the terms and conditions of any Major Credit Facility, the Company or any of its Subsidiaries are required to or elect to grant Liens on any of their assets to secure the Debt evidenced by such Major Credit Facility, the Company will, at its sole cost and expense, prior to or concurrently therewith, grant, or cause such Subsidiary to grant, Liens on such assets in favor of the holders of the Notes (or in favor of a collateral agent reasonably acceptable to the Required Holders for the benefit of the holders of the Notes) and deliver to each of the holders of the Notes the following items:

(1) such security documents as the Required Holders deem necessary or advisable to grant to the holders of Notes (or such collateral agent for the benefit of the holders of Notes) a perfected security interest having priority on a pari passu basis with such Major Credit Facility to (or for the benefit of) the holders of Notes;

(2) such documents and evidence with respect to such Liens as the Required Holders may reasonably request in order to establish the existence and priority of such Liens and the authorization of the transactions contemplated by such security documents;

(3) an opinion letter of counsel to the Company or such Subsidiary in form and substance reasonably satisfactory to the Required Holders which shall include, without limitation, opinions to the effect, subject to customary assumptions, qualifications and exceptions, that (w) such security documents have been duly authorized, executed and delivered by the Company or such Subsidiary, (x) such security documents constitute the legal, valid and binding contract and agreement of the Company or such Subsidiary, enforceable in accordance with their terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles), (y) the execution, delivery and performance by the Company or such Subsidiary of such security documents do not (A) violate any law, rule or regulation applicable to the Company or such Subsidiary, or (B)(1) require the creation or imposition of any Lien not permitted by Section 10.4 or (2) conflict with or result in any breach of any of the provisions of or constitute a default under (I) the provisions of the charter, bylaws, certificate of formation, operating agreement or other constitutive documents of the Company or such Subsidiary, or (II) any material agreement or other instrument to which the Company or such Subsidiary is a party or by which such Subsidiary may be bound, and (z) such security documents create a perfected security interest in such assets; and

(4) such other certificates, resolutions, opinions, documents and instruments as may be reasonably requested by the Required Holders to give effect to the granting of such Liens by such Subsidiary.

(d) If at any time, pursuant to the terms and conditions of any Major Credit Facility, Liens granted by the Company or any Subsidiary are released under such Major Credit Facility and the Company will have delivered to each holder of Notes an Officer’s Certificate certifying that immediately preceding the release of such Liens and after giving effect thereto, no Default or Event of Default will have existed or would exist, then, upon receipt by the holders of Notes of such Officer’s Certificate, such Liens in favor of the holders of Notes will be discharged and released, automatically and without the need for any further action; provided that, if in connection with any release of such Liens under such Major Credit Facility any fee or other consideration (excluding, for the avoidance of doubt, any repayment of the principal or interest or payment of any pre-existing prepayment or similar repayment fee under such Major Credit Facility in connection with such release) is paid or given to any holder of Debt under such Major Credit Facility in connection with such release, each holder of a Note shall receive equivalent consideration on a pro rata basis (determined, in respect of revolving credit facilities, based upon the commitment in effect thereunder rather than amounts outstanding thereunder) in connection with such release of Liens securing the Debt evidenced by this Agreement and the Notes.  Without limiting the foregoing, for purposes of further assurance, each of the holders of the Notes agrees to provide to the Company, if reasonably requested by the Company and at the Company’s expense, written evidence of such discharge and release signed by such holder (or the collateral agent appointed by the holders of Notes).

Section 9.9 Intercreditor Agreement.

If at any time, pursuant to the terms and conditions of any Major Credit Facility, the Company or any of its Subsidiaries are required to grant Liens on any of their assets to secure the Debt evidenced by such Major Credit Facility, and the Company or such Subsidiaries are required to grant Liens to secure the Debt evidenced by this Agreement and the Notes, then the Company will, concurrently with the execution thereof or the granting of such Guaranties and/or Liens, cause the lenders under such Major Credit Facility to enter into, and the holders of Notes hereby agree to enter into, an intercreditor agreement in form and substance (including, without limitation, as to the sharing of recoveries and set offs) reasonably satisfactory to the Required Holders (the “Intercreditor Agreement”) with the holders of Notes, or enter into a joinder agreement to such Intercreditor Agreement in form and substance reasonably satisfactory to the Required Holders.  Within ten (10) Business Days following the execution of any such Intercreditor Agreement (or any joinder thereto), the Company will deliver an executed copy thereof to each holder of Notes.

SECTION 10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1 Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2 Interest Coverage Ratio.

The Company will not at any time permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense for each period of four consecutive fiscal quarters to be less than 2.75 to 1.0.

Section 10.3 Limitations on Debt.

(a) The Company will not at any time permit the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters then most recently ended to exceed 3.75 to 1.0.  The maximum amount of Consolidated Total Debt permitted pursuant to the terms of this Section 10.3(a) is hereafter referred to as “Maximum Permitted Total Debt”.

(b) The Company will not at any time permit Priority Debt to exceed an amount equal to 25% of Maximum Permitted Total Debt.

Section 10.4 Liens.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, (x) the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property and (y) in respect of any Lien securing any Major Credit Facility, the Company or such Subsidiary has complied with Sections 9.8 and 9.9), except:

(a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 9.1 or Section 9.4;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds (not in excess of $15,000,000), bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(d) any attachment or judgment Lien, unless (i) the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay or (ii) the uninsured portion of the judgment such Lien secures, including any portion for which the insurer has not acknowledged responsibility, exceeds $15,000,000;

(e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(f) Liens on property or assets of the Company or any of its Subsidiaries securing Debt owing to the Company or to any of its Wholly-Owned Subsidiaries;

(g) Liens on all existing or hereafter acquired or arising Receivables of the Company or any Subsidiary, the Related Security with respect thereto, the collections and proceeds of such Receivables and Related Security, all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited and all other rights and payments relating to such Receivables (collectively, “Receivables Assets”), which are transferred to the Company, a Subsidiary or a Receivables Purchaser in connection with Receivables Facility Attributed Indebtedness; provided such Receivables Facility Attributed Indebtedness is permitted under Section 10.3(b);

(h) any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of the Closing, provided that:

(1) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(2) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (i) the cost to the Company or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (ii) the fair market value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and

(3) any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property;

(i) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(j) any Lien renewing, extending or refunding any Lien permitted by paragraphs (h) or (i) of this Section 10.4, provided that (i) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist;

(k) the security interest contemplated by Section 18.3 of the Trademark License Agreement among Meredith Corporation, as Licensor, Better Homes & Garden Real Estate Licensee LLC, as the successor to Project Five TM LLC, as Licensee, and Realogy Corporation, as Guarantor dated as of October 3, 2007, as amended (so long as any such amendment does not provide for any change to the obligations secured thereby as in effect on the date of Closing); and

(l) other Liens not otherwise permitted by subparagraphs (a) through (k) securing Debt, provided that (x) all Debt secured by such Liens shall have been incurred within the applicable limitations of Section 10.3, including, without limitation, that after giving effect thereto Priority Debt will not exceed 25% of Maximum Permitted Total Debt and (y) no such Liens under this clause (l) shall secure the obligations under any Major Credit Facility.

Section 10.5 Mergers, Consolidations and Sales of Assets.

(a) The Company will not, and will not permit any of its Subsidiaries to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

(1) any Subsidiary may merge or consolidate with or into the Company or any Subsidiary so long as in (i) any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation, and (ii) any merger or consolidation involving a Wholly-Owned Subsidiary (and not the Company), the Wholly-Owned Subsidiary shall be the surviving or continuing Person;

(2) the Company may consolidate or merge with or into any other corporation if (i) the corporation which results from such consolidation or merger (the “surviving corporation”) is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist, and (iv) the Company or such surviving corporation shall have complied with all obligations under this Agreement with respect to any Change in Control resulting from such transaction;

(3) the Company may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company) at the time of such sale or other disposition if (i) the Person which is acquiring all or substantially all of the assets of the Company is a corporation organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the acquiring corporation and the acquiring corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such acquiring corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist, and (iv) the Company or such acquiring corporation shall have complied with all obligations under this Agreement with respect to any Change in Control resulting from such transaction; and

(4) the Company or any Subsidiary may sell or otherwise dispose of assets as part of any Permitted Receivables Transaction so long as the aggregate amount of Priority Debt (including Receivables Facility Attributed Indebtedness) does not exceed 25% of Maximum Permitted Total Debt.

(b) The Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value and except as provided in Section 10.5 (a)(3)); provided that the foregoing restrictions do not apply to:

(1) (i) the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or another Subsidiary or by the Company to a Wholly-Owned Subsidiary or (ii) the sale, lease, transfer or other disposition of assets (valued at net book value) of the Company to another Subsidiary not to exceed in any 12-month period 10% of Consolidated Total Assets as of the last day of the fiscal quarter immediately preceding such sale, lease, transfer or other disposition; or

(2) the sale or other disposition of assets as part of any Permitted Receivables Transaction so long as the aggregate amount of Priority Debt (including Receivables Facility Attributed Indebtedness) does not exceed 25% of Maximum Permitted Total Debt; or

(3) the sale of inventory in the ordinary course of business; or

(4) the sale of assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

(i)           such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the immediately preceding 36 calendar month period (other than in the ordinary course of business), exceed 30% of the average of Consolidated Total Assets as of the last day of each of the 12 consecutive fiscal quarters then most recently ended;

(ii)           in the opinion of the Board of Directors of the Company, the sale is for fair value and is in the best interests of the Company and its Subsidiaries; and

(iii)           immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist;

provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied either (A) within 12 months before or 12 months after the effective date of such asset disposition to the acquisition of assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in Section 10.8 and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or (B) within 180 days after the effective date of such asset disposition to the prepayment at any applicable prepayment premium of all Senior Debt of the Company on a pro rata basis (other than (x) Senior Debt owing to the Company, any of its Subsidiaries or any Affiliate and (y) Senior Debt in respect of any revolving credit or similar facility providing the Company or any such Subsidiary with the right to obtain loans or other extensions of credit from time to time, unless in connection with such payment of Senior Debt, the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Debt), based upon principal amount then outstanding.  It is understood and agreed by the Company that, to the extent any such proceeds are applied to the prepayment of the Notes, such prepayment will be made on a pro rata basis in respect of all Notes of all Series outstanding at such time in the manner and with the premium, if any, then required pursuant to the optional prepayment provisions provided in Section 8.2.

Section 10.6 Limitation on Sale-and-Leaseback Transactions.

The Company will not, and will not permit any Subsidiary to, enter into any Sale-and-Leaseback Transaction unless immediately after giving effect thereto, the aggregate amount of Priority Debt (including the Attributable Debt to be incurred in connection with such Sale-and-Leaseback Transaction) does not exceed 25% of Maximum Permitted Total Debt.

Section 10.7 Termination of Pension Plans.

The Company will not and will not permit any Subsidiary to, withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to section 4068 of ERISA, which withdrawal liability or Lien could reasonably be expected to have a Material Adverse Effect.

Section 10.8 Nature of Business.

The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business, in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement (it being understood that this covenant shall not require the Company to remain in any current business if it remains in one or more current businesses of the Company or its Subsidiaries).

Section 10.9 Terrorism Sanctions Regulations.

The Company will not, and will not permit any Subsidiary to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (ii) engage in any dealings or transactions with any such Person.

SECTION 11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.6 and such default is not remedied within 10 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (c) of Section 11); or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $25,000,000 (or the equivalent in other applicable currencies) beyond any period of grace provided with respect thereto, or (ii)  the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $25,000,000 (or the equivalent in other applicable currencies) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (iv) the occurrence of any “Amortization Event” under any Permitted Receivables Transaction which event has not been cured, waived or rescinded, or (v) the Company shall be removed as the “Servicer” under any Permitted Receivables Transaction; or

(g) the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii)  makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any Material Subsidiary or with respect to any substantial part of the property of the Company or any Material Subsidiary, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (or the equivalent in other applicable currencies) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of the Pension Funding Rules for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under the Pension Funding Rules, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k) (i) a default shall occur under any Guaranty by a Subsidiary of the Debt under this Agreement and the Notes granted pursuant to Section 9.8 and such default shall continue beyond the period of grace, if any, allowed with respect thereto or (ii) except as expressly permitted under Section 9.8(b), such Guaranty shall cease to be in full force and effect for any reason whatsoever with respect to one or more Guarantors, including, without limitation, a determination by any Governmental Authority or court that such agreement is invalid, void or unenforceable with respect to one or more Guarantors or any Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under any such Guaranty.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12.	REMEDIES ON DEFAULT, ETC.

Section 12.1 Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, any interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company, in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2 Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3 Rescission.

At any time after any Notes have been declared due and payable pursuant to clause Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of each Series of the Notes, at the Default Rate for such Series, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4 No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1 Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2 Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(c), for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Notes for such Series set forth in Exhibits 1-A and 1-B, as the case may be.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3 Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(c)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES.

Section 14.1 Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Des Moines, Iowa at the principal office of the Company in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2 Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.	EXPENSES, ETC.

Section 15.1 Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses shall not exceed $2,500.00.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2 Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.

Section 17.1 Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, any Series of the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20, or (iv) release any Guarantor from its Guaranty of the Debt under this Agreement and the Notes (other than in compliance with Section 9.8(b)).

Section 17.2 Solicitation of Holders of Notes.

(a) Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3 Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4 Notes Held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(a) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(c) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such affiliate, shall contain such affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such affiliate in lieu of such original Purchaser.  In the event that such affiliate is so substituted as a Purchaser hereunder and such affiliate thereafter transfers to such original Purchaser all of the Notes then held by such affiliate, upon receipt by the Company of notice of such transfer, any reference to such affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.	MISCELLANEOUS.

Section 22.1 Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2 Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day, provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3 Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company or its Subsidiaries to measure an item of its Debt using fair value (as may be permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5 Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.  Delivery of an executed signature page by facsimile or e-mail transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

Section 22.7 Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8 Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MEREDITH CORPORATION

By:	/s/ Joseph H. Ceryanec
Name: Joseph H. Ceryanec
Title: Vice President-Chief Financial Officer

This Agreement is hereby accepted and
agreed to as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INSURANCE COMPANY OF CONNECTICUT
By:           Metropolitan Life Insurance Company,
its Investment Manager

METLIFE INVESTORS USA INSURANCE COMPANY
By:           Metropolitan Life Insurance Company,
its Investment Manager

By:   /s/ Judith A. Gulotta
Name:  Judith A. Gulotta
Title:  Managing Director

(executed by Metropolitan Life Insurance Company (i) as to itself as a Purchaser and (ii) as investment manager to MetLife Insurance Company of Connecticut as a Purchaser and MetLife Investors USA
Insurance Company as a Purchaser)

SCHEDULE B
DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accountants’ Certificate” is defined in Section 7.1(b).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in Section 17.3.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Attributable Debt” means in connection with any Sale-and-Leaseback Transaction entered into within the limitations of Section 10.6, as of the date of any determination thereof, the greater of (a) the fair market value of the property or assets which is or are the subject of such Sale-and-Leaseback Transaction (as reasonably determined in good faith by the Board of Directors of the Company at or about the time of the consummation of such Sale-and-Leaseback Transaction) and (b) the aggregate amount of Rentals due and to become due (discounted from the respective due dates thereof at the interest rate implicit in such Rentals and otherwise in accordance with GAAP) under the lease relating to such Sale-and-Leaseback Transaction.

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Des Moines, Iowa or New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change in Control” is defined in Section 8.3(h).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Meredith Corporation, an Iowa corporation or any successor that becomes such in the manner prescribed in Section 10.5.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” for any period means the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income) (b) all provisions for any federal, state or other income taxes made by the Company and its Subsidiaries during such period, (c) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Company and its Subsidiaries during such period, and (d) Consolidated Interest Expense during such period.

“Consolidated Interest Expense” means all Interest Expense of the Company and its Subsidiaries for any period after eliminating intercompany items.  For purposes of any determination of Consolidated Interest Expense pursuant to this Agreement, the Company shall include, on a pro forma basis, “interest expense” (calculated in a manner consistent with the computation of Interest Expense herein) of any business entity acquired by the Company or any Subsidiary during the four fiscal quarters immediately preceding any determination of Consolidated Interest Expense and, concurrently with such determination, the Company shall furnish to the holders of the Notes audited financial statements or other financial information with respect to such business entity demonstrating to the reasonable satisfaction of the Required Holders the basis for such computations; provided, that the Company may elect not to compute Consolidated Interest Expense on a pro forma basis for any period with respect to one or more business entities so acquired so long as (i) the Company has elected not to include the net income of such business entities on a pro forma basis for such period in the computation of Consolidated Net Income for such period and (ii) such election by the Company with respect to the computation of Consolidated Interest Expense for such period does not cause the Consolidated Interest Expense of the Company for such period to be less than 90% of what the Company’s Consolidated Interest Expense would have been if such election had not been made.

“Consolidated Net Income” for any period means the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) the proceeds of any life insurance policy;

(c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(d) net earnings and losses of any business entity (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such business entity prior to the date of such acquisition;

(e) net earnings and losses of any business entity (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

(f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

(g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

(h) (i) earnings resulting from any reappraisal, revaluation or write-up of assets or losses resulting from writedowns of goodwill or other intangibles under Statement of Financial Accounting Standards No. 142, Statement of Financial Accounting Standards No. 144, or any successor statement or principle, (ii) losses resulting from any exit or disposal activities under Statement of Financial Accounting Standards No. 146 or any successor statement or principle or (iii) non-cash expenses resulting from equity-based compensation;

(i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(j) any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

(k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

(l) any other extraordinary or nonrecurring gain or loss.

For purposes of any determination of Consolidated Net Income pursuant to this Agreement and notwithstanding clause (d) of this definition, the Company may include, on a pro forma basis, “net income” (calculated in a manner consistent with the computation of Consolidated Net Income herein) earned by any business entity acquired (or whose assets have been acquired) by the Company or any Subsidiary during the four fiscal quarters immediately preceding any determination of Consolidated Net Income, provided that there shall be a reasonable basis for the computation of such “net income” and, concurrently with such determination, the Company shall have furnished to the holders of the Notes audited financial statements or other financial information with respect to such business entity (or such acquired assets) demonstrating to the reasonable satisfaction of the Required Holders the basis for such computations.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of the date of any determination thereof, all Debt of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

“Control Event” is defined in Section 8.3(h).

“Debt” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swaps of such Person;

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) or (h) hereof; and

(h) Receivables Facility Attributed Indebtedness.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (h) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means the Series L Default Rate and the Series M Default Rate, as applicable.

“Disclosure Documents” is defined in Section 5.3.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Finsub” means any bankruptcy-remote corporation or other Person that is a Wholly-Owned Subsidiary organized solely for the purposes of engaging in a Permitted Receivables Transaction.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(1) the United States of America or any state or other political subdivision thereof, or

(2) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, including without limitation the Federal Communications Commission of the United States.

“Guarantor” means each Subsidiary required to guaranty the Notes pursuant to Section 9.8.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” is defined in Section 9.9.

“Interest Expense” of the Company and its Subsidiaries for any period means all interest (including the interest component included in Rentals on Capital Leases) and all amortization of debt discount and expense on any particular Debt (including, without limitation, payment-in-kind, zero coupon and other like Securities) for which such calculations are being made.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Major Credit Facility” means (a) the Credit Agreement, dated as of April 5, 2002, providing for revolving loans in an aggregate principal amount of up to $150,000,000, among the Company, the lenders listed therein, Bank of America, N.A., as Administrative Agent and Issuing Lender and the other agents listed therein, and (b) any other facility (other than any Receivables Program Documents or Receivables Purchase Agreements) providing credit availability in excess of $75,000,000 to any one or more of the Company and its Subsidiaries, in each case under clauses (a) and (b), as such agreement or facility may be amended, restated, supplemented or otherwise modified and together with increases, refinancings and replacements thereof.

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Material Subsidiary” means, at any time, any Subsidiary if:  (i) the portion of Consolidated Net Income which was contributed by such Subsidiary during the immediately preceding fiscal year of the Company exceeds 10% of Consolidated Net Income or (ii) the portion of consolidated operating profit, as determined in accordance with GAAP, which was contributed by such Subsidiary during the immediately preceding fiscal year of the Company exceeds 10% of such consolidated operating profit or (iii) the assets of such Subsidiary as at the end of the immediately preceding fiscal year of the Company exceeds 10% of Consolidated Total Assets.

“Maximum Permitted Total Debt” is defined in Section 10.3(a).

“Meredith Family” means (a) the lineal descendants by blood or adoption of E.T. Meredith (“descendants”) and the spouses and surviving spouses of such descendants; (b) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals described in (a) above; and (c) any corporation, partnership, limited liability company or other business organization so long as (i) one or more individuals or entities described in clauses (a) and (b) above possess, directly or indirectly, the power to direct or cause the direction of, the management and policies of such corporation, partnership, limited liability company or other business organization and (ii) substantially all of the ownership, beneficial or other equity interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clauses (a) and (b) above.

“Minority Interests” means any shares of stock of any class of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries.  Minority Interests shall be valued by valuing Minority Interests constituting Preferred Stock at the voluntary or involuntary liquidating value of such Preferred Stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in Preferred Stock.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Non-U.S. Pension Plan” means any plan, fund, or other similar program established or maintained outside the United States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides for retirement income for such employees or a deferral of income for such employees in contemplation of retirement and is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date as to any such Plan of the Pension Protection Act of 2006, Sections 401(a)(29) and 412 of the Code and Part 3, Subtitle I, of Title I of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and  430 through 436 of the Code and Part 3, Subtitle I, of Title I of ERISA each as in effect from time to time.

“Permitted Receivables Transaction” means each of (a) the sale or other transfer, or transfer of interest, by the Company or a Subsidiary of Receivables Assets to a Subsidiary (including, without limitation, Finsub) or the Company in exchange for consideration equal to the fair market value of the related Receivables, (b) the entry by the Company or one or more Subsidiaries into one or more Receivables Purchase Agreements, and (c) the entry by the Company and any such Subsidiaries into such ancillary agreements, guarantees, documents or instruments as are necessary or advisable in connection with Receivables Program Documents.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock (or other equity interests) of a Person that is preferred over any other class of capital stock (or other similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Priority Debt” means, without duplication, the sum of (i) all Debt of the Company secured by Liens permitted by Sections 10.4(h), (i), (j), (k) and (l) plus (ii) all Debt of Subsidiaries (excluding Debt held by the Company or a Wholly-Owned Subsidiary), plus (iii) all Attributable Debt of the Company and its Subsidiaries, plus (iv) all Receivables Facility Attributed Indebtedness of the Company and its Subsidiaries.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.3(c).

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Receivable” means all indebtedness and other obligations owed by a Person to the Company or any Subsidiary or in which the Company or any Subsidiary has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or lease of goods or the rendering of services by the Company or such Subsidiary, including the obligation to pay finance charges with respect thereto.

“Receivables Assets” means all the assets described in Section 10.4(g).

“Receivables Facility Attributed Indebtedness” means, on any date of determination, the amount of obligations outstanding as of such date under a Receivables Purchase Agreement that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Receivables Program Documents” means (i) the Receivables Sale Agreement, dated April 9, 2002, by and among Meredith Funding Corporation, the Company and the other originators party thereto from time to time, as amended, (ii) the Receivables Purchase Agreement, dated April 9, 2002, by and among Meredith Funding Corporation, the Company, as servicer, Falcon Asset Securitization Corporation, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as agent, as amended, and (iii) all receivable sale agreements, receivable purchase agreements or other written agreements that may from time to time be entered into by the Company or any of its Subsidiaries, including Finsub, in connection with any receivables program, as such agreements may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

“Receivables Purchase Agreement” means a receivables purchase agreement or other receivables financing agreement with one or more Receivables Purchasers, pursuant to which some or all of such Receivables Purchasers will purchase undivided interests in, or otherwise finance, Receivables Assets.

“Receivables Purchaser” means any purchaser or investor which purchases undivided interests in or otherwise finances Receivables Assets, and includes any agent of any such purchaser or investor.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Related Security” means with respect to any Receivable (i) the inventory and goods, the sale, financing or lease of which gave rise to such Receivable and all insurance contracts with respect thereto, (ii) all security interests or Liens and the property subject thereto purporting to secure payment of such Receivable, together with all financing statements and security agreements describing any collateral securing such Receivable, (iii) all guaranties, letters of credit, insurance and other agreements or arrangements supporting or securing the payment of such Receivable, (iv) all invoices, agreements, contracts, records, books and other information relating to such Receivable or the Person obligated to pay such Receivable, (v) any rights of the Company or any Subsidiary under any agreement, document or guaranty executed or delivered in connection with a Permitted Receivables Transaction, and (vi) all proceeds of the foregoing.

“Rentals” means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.  Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Required Holders” means, at any time, the holders of a majority in principal amount of the Notes (without regard to Series) at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Sale-and-Leaseback Transaction” means a transaction or series of transactions pursuant to which the Company or any Subsidiary shall sell or transfer to any Person (other than the Company or a Subsidiary) any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Company or any Subsidiary shall rent or lease as lessee (other than pursuant to a Capital Lease), or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Securities” or “Security” has the meaning specified in Section 2(1) of the Securities Act.

“Senior Debt” means any Debt of the Company that is not in any manner subordinated in right of payment to the Notes or to any other Debt of the Company.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” means any of the Series L Notes or the Series M Notes issued hereunder.

“Series L Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law and (b) the greater of (i) 8.70% and (ii) 2.0% per annum over the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. (or its successors) in New York, New York as its “base” or “prime” rate.

“Series L Notes” is defined in Section 1.

“Series M Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law and (b) the greater of (i) 9.19% and (ii) 2.0% per annum over the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. (or its successors) in New York, New York as its “base” or “prime” rate.

“Series M Notes” is defined in Section 1.

“Source” is defined in Section 6.2.

“Subsidiary” means, as to any Person, any Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such first Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“surviving corporation” is defined in Section 10.5(a)(2).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.  For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“2008 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of June 16, 2008, among the Company and the purchasers listed in Schedule A attached thereto.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

EXHIBIT 1-A

[FORM OF SERIES L NOTE]

MEREDITH CORPORATION

6.70% Senior Note, Series L, due July 13, 2013

No. RL-[____] [Date]

$[____________] PPN:  589433 E#4

FOR VALUE RECEIVED, the undersigned, Meredith Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Iowa, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] DOLLARS ($[_________]) on July 13, 2013, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6.70% per annum from the date hereof, payable semiannually, on the 13th day of July and January in each year, commencing with the July or January next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Series L Default Rate (as defined in the Note Purchase Agreement).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Des Moines, Iowa or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Series L Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of July 13, 2009 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State which would permit application of the laws of a jurisdiction other than such State.

MEREDITH CORPORATION

By:________________________________
Name: Joseph H. Ceryanec
Title: Vice President-Chief Financial Officer

EXHIBIT 1-B

[FORM OF SERIES M NOTE]

MEREDITH CORPORATION

7.19% Senior Note, Series M, due July 13, 2014

No. RM-[___] [Date]

$[____________] PPN:  589433 F*7

FOR VALUE RECEIVED, the undersigned, Meredith Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Iowa, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] DOLLARS ($[___________]) on July 13, 2014, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 7.19% per annum from the date hereof, payable semi-annually, on the 13th day of July and January in each year, commencing with the July or January next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Series M Default Rate (as defined in the Note Purchase Agreement).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Des Moines, Iowa or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Series M Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of July 13, 2009 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State which would permit application of the laws of a jurisdiction other than such State.

MEREDITH CORPORATION

By:____________________________
Name: Joseph H. Ceryanec
Title: Vice President-Chief Financial Officer